COMPLIANCY GROUP

HIPAA Compliance Solution

Proposal of The Guard for

GenEmbryomics

GenEmbryomics

PREPARED FOR:

Nick Murphy
CEO
GenEmbryomics
Mar 24, 2023

PREPARED BY:

Kristen Hochstrasser
khochstrasser@compliancygroup.com
855-854-4722 EXT 581

*Pricing honored 30 days from date created.

About Compliancy Group

Compliancy Group was founded in 2005 by former auditors and compliance experts. Our team of regulatory lawyers and Cyber Security experts have one mission:
Simplifying compliance so our clients can confidently grow their business.

By utilizing our software solution, **The Guard™**, our clients automate their compliance program. By working with their **Compliance Coach**, all of the guesswork associated with the implementation process is eliminated. Our streamlined solution - paired with live, guided coaching - drastically cuts down the time and stress needed to achieve and maintain compliance.

This methodology has been so effective that in nearly 20 years of business, across 500,000+ users in 40+ countries, and all 50 states, no **Compliancy Group client has ever failed a HIPAA audit or been fined.**

We are proudly endorsed and trusted by the nation's leading healthcare associations, and we are the only Compliance Solution that is on both Inc. Best Places to Work and Inc. 5000 Fastest Growing companies.

Watch a brief demo below:


Compliancy Group

What our Clients Say



"I recommend everything about Compliancy Group. The services they provide and the customer support are excellent. If you are looking for a service that doesn't pressure, will answer all your questions and has your best interests in mind that is what they provides."

-Dr. Alan Simberg

★★★★★



"This vendor is one of my favorite vendors. They drive you to compliance. Every person I have worked with in this company is knowledgeable, upbeat, and always understands their clients. Definite recommendation from me!"

-Susan B., Cox HealthPlans

★★★★★



"Compliancy Group's HIPAA Compliance program not only helped us to ensure we are HIPAA compliant, it has helped many of our customers as well. Their team is super knowledgeable and goes the extra mile to help."

-Tom G., Responsive Technology Partners

★★★★★

Click Here to Read More Reviews

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Awards, Endorsements, and Partners

Our Compliance Solution

When you sign up for our compliance software, **The Guard™**, you are assigned a dedicated compliance coach to walk you through the set up process. Our coaches are with you every step of the way and continue to offer support even after you are fully compliant.

The Guard is a web-based tool designed to be a one-stop-shop for your entire compliance program. Below is an overview of some key features:



Compliance Dashboard
Easily view your current compliance status in a 360° view.
So you never miss a step and are always on the right track!



Training and Attestations
Training that goes beyond a powerpoint. The Guard gives you the ability to effectively train and track your employees. Our training resources can be integrated into your existing system, if that is preferred.



Security Risk Analysis & Required Assessments
We provide the tools to complete your Security Risk Analysis as well as all the other required audits. All you need to do is simply answer a series of yes or no questions to assess your HIPAA risk!



Policies and Procedures
We provide you with policies and procedures that meet HIPAA standards that you can personalize specifically to your business. All BAAs, necessary documentation, attestations and more – all tracked in one easy-to-access platform.



Task Manager / Remediation

Our software intuitively guides you through your HIPAA Risk Analysis and automatically assigns the required remediation plans. These plans are fully documented and include calendar dates by which gaps need to be remedied.



Incident Management

Breaches happen, and when they do, they are required to be reported. The Guard's incident manager makes it easy to track and report incidents, and allows users to do so anonymously.

Live Guided Coaching

Our software comes with a coach to walk you through the entire HIPAA process, and our Customer Success team will support you with your ongoing compliance needs. They make sure you don't miss a step!

Every subscription to **The Guard™** also includes our **Audit Response Program.** Our team of Subject Matter Experts will assist in generating the documentation needed in the event of a HIPAA audit or investigation. This is why we can proudly say that ***none of our clients have ever failed an audit***!

1 **Achieve Compliance**
- Compliance Coaching
- We guide you through the whole process!
- 3-4 Meetings; 8-10 Hours total (average)

2 **Illustrate Compliance**
- Reports
- Seal of Compliance
- Audit Response Program™

3 **Maintain Compliance**
- Ongoing Verification
- Compliance Tracking & Updates
- Customer Success Coaching


6 AUDITS
SRA (Security Risk Assessment), Administrative, Privacy
Gap Identification & Remediation
Policies, Procedures & Training
Document Version, Employee Attestation & Tracking
Business Associate Management
Incident Management
THE GUARD™

Seal of Compliance

HIPAA SEAL —OF— COMPLIANCE
COMPLIANCY GROUP
HIPAA VERIFIED

The Seal of Compliance verifies and validates that users of our HIPAA software, **The Guard™**, have made a *Good Faith Effort* to satisfy the HIPAA regulations, and have the documentation to illustrate it.

The Seal of Compliance is issued by Compliancy Group upon users' completion of their HIPAA compliance program.

The Seal of Compliance serves as a great differentiator. The presence of the Seal on your website proves to visitors that you care about safeguarding their information. They can be confident that when they choose your practice or business, that you will do all that is necessary to protect their sensitive information.

"The Seal of Compliance on our website has been a great sales tool for us. It's the perfect differentiator when new customers are deciding between working with us and another service provider."
-Adam Zachs, Legal and Compliance Officer, Vagaro


This company is a proud earner of the Seal of Compliance.
HIPAA VERIFIED
A complete, secure HIPAA and HITECH compliant phone service for healthcare professionals.

Statement of Work

The Guard™ - Compliance Automation Solution

- Risk Analysis Tool
  - Guided Self-Auditing Solution for all HIPAA-required technical, physical, and administrative audits and assessments (i.e. IT Risk Analysis, Asset & Device Audit, Physical Site Audit [Cloud Storage Assessment for Cloud-Based Environments], Privacy Standards Audit, Security Standards Audit, and HITECH Subtitle D Privacy Audit).
- Gap Analysis, Remediation Plans, and Task Manager
  - Automated generation of Gap Analysis reports.
  - Automated generation of remediation plans & tasks.
  - Task Management tool for tracking and documenting remediation progress.
- Policy/Document Manager
  - Policy Management solution with version control for tracking needed updates/reviews of HIPAA policies annually, with in-line editing, and Regulatory Updates.
  - All-inclusive library of current HIPAA policies, procedures, trainings, and administrative documents (All required Forms, BAAs, Confidentiality Agreements, etc).
- Training & Attestations Tracking
  - Includes all HIPAA-required trainings for employees (i.e. HIPAA 101, Cyber Safety, Incident Management, Fraud Waste & Abuse). Optional integration with existing systems.
  - Portal for employees to complete trainings & policy attestations.
- Business Associate Manager
  - Contract Manager for Business Associate Agreements & Confidentiality.
  - Vendor Assessments & Due Diligence Tracking.
- Incident Manager
  - Incident Management Tool tracks incidents and generates required reports.
  - Anonymous Incident reporting for employees.
- Reporting
  - **The Guard™** provides robust reports via PDF or CSV for all application services.

Compliance Coaching™ + Unlimited Support + Audit Response Program

- Dedicated Compliance Coach works with your team, with a goal of completing onboarding through 3-4 sessions to provide guidance and eliminate guesswork (additional sessions available if needed).
- Unlimited support for application services, including coaching and HIPAA Hotline.
- Audit Response Program: Support in the event of a HIPAA audit or investigation. Our team of Subject Matter Experts will directly assist in generating the necessary documentation and reports to provide to the governing body conducting the audit, working within their deadlines.

Seal of Compliance

- The Seal of Compliance Illustrates to auditors, clients, and partners that your organization has taken the necessary steps toward achieving HIPAA compliance. More on this on page 6.

Get Started Now!

SUBSCRIPTION NAME	PRICE	QTY	SUBTOTAL
The Guard Enterprise • Annual Subscription to The Guard • Refer to Statement of Work for details	$3,000.00	1	$3,000.00
☐ Monthly Billing Plan - 12 Monthly Payments of $300/Month	$0.00	1	$0.00

Subtotal **$3,000.00**

***Total** **$3,000.00**

*Subject to state and/or local tax rates

☑ I hereby acknowledge I am authorized to enter into this contract and that I have read this Proposal and understand and agree to the terms and conditions of Compliancy Group's End User License Agreement.

Org. Name GenEmbrryomics Pty. Ltd

Address 110 Jamieson Way,

City Point Cook

State VIC Postal Code3030

Country Australia

Annual Subscriptions automatically renew every year. We require a written notice of **cancellation** thirty (30) days prior to an upcoming renewal date, you will not be charged on the following renewal date and henceforth. This agreement is subject to: End User License Agreement and Privacy Policy.

Printed Name Nicholas Murphy

Title Managing Director

Email nick@genembryomics.com

Accepted by Nick Murphy

Date of Acceptance 03 / 24 / 2023

Billing Contact (if different from above)

Contact Name

Email

Questions? Contact: Kristen Hochstrasser, khochstrasser@compliancygroup.com, 855-854-4722 EXT 581